CERTIFICATE OF FORMATION OF NYC ENERGY LLC

1.     The name of the limited liability company is NYC Energy LLC.

2.     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of NYC Energy LLC this 1st day of June 1998.

NYC ENERGY LLC By: /s/ Jerry Montrose Name: Jerry Montrose Title: Authorized Person